Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Anaplan, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report references that the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, effective February 1, 2018, using the full retrospective transition method. The adoption of this accounting change has been applied retrospectively to all periods presented. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

San Francisco, California

October 1, 2018